                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

                        )
Illinova Corporation    )                                 Docket No. EC99-__-000
Dynegy Inc.             )
                        )

                  JOINT APPLICATION OF ILLINOVA CORPORATION
                    AND DYNEGY INC. FOR APPROVAL OF MERGER
                    AND REQUEST FOR EXPEDITED CONSIDERATION


                      VOLUME I: APPLICATION AND EXHIBITS

Merrill L. Kramer, P.C.                         James C. Beh
Carrie Hill Allen                               Clifford S. Sikora
Akin, Gump, Strauss, Hauer & Feld, LLP          R. Michael Sweeney, Jr.
1333 New Hampshire Avenue, N.W.                 Troutman Sanders LLP
Suite 400                                       1300 I Street, N.W.
Washington, D.C. 20036                          Suite 500 East
(202) 887-4444                                  Washington, D.C. 20005-3314
                                                (202) 274-2950

Kenneth E. Randolph                             William B. Conway, Jr.
Senior Vice President                           Senior Vice President
 General Counsel and Secretary                   and Chief Legal Officer
Kathryn L. Patton                               Illinova Corporation
Daniel A. King                                  500 South 27th Street
Dynegy Inc.                                     Decatur, Illinois 62525-1805
1000 Louisiana                                  (217) 450-2813
Suite 5800
Houston, Texas 77002
(713) 507-6816

Counsel for                                     Counsel for
Dynegy Inc.                                     Illinova Corporation


July 23, 1999

                               TABLE OF CONTENTS

                   JOINT APPLICATION OF ILLINOVA CORPORATION
                    AND DYNEGY INC. FOR APPROVAL OF MERGER
                    AND REQUEST FOR EXPEDITED CONSIDERATION

                                   VOLUME I

I.    INTRODUCTION.........................................................   1
II.   DESCRIPTION OF THE MERGER PARTIES....................................   2
      A.  Illinova Corporation and Relevant Subsidiaries...................   2
          1.  Illinova Corporation.........................................   2
          2.  Illinois Power Company.......................................   3
          3.  Illinova Generating Company..................................   6
          4.  Illinova Energy Partners, Inc................................   6
      B.  Dynegy Inc. and Relevant Subsidiaries............................   7
          1.  Wholesale Gas and Power......................................   8
              a.  Energy Marketing.........................................   8
              b.  Power Generation Facilities..............................   9
          2.  Natural Gas, Natural Gas Liquids, and Crude Oil Assets.......  10
              a.  Natural Gas Gathering and Processing.....................  10
              b.  Natural Gas Transportation...............................  11
              c.  NGL and Crude Oil Transportation.........................  12
              d.  NGL Fractionation and Storage............................  13
III.  OVERVIEW OF THE PROPOSED MERGER......................................  13
      A.  Plan of Merger...................................................  13
      B.  Commission Jurisdiction and Standard of Review...................  16
IV.   THE COMMISSION'S FILING REQUIREMENTS.................................  17
      A.  Applicants' Names and Addresses of Principal Business Offices....  17
      B.  Names and Addresses of Persons Authorized to Receive Notices and
          Communications with Respect to the Application...................  17

      C.  Designation of Territories Served, by Counties and States........  19
      D.  Description of Jurisdictional Facilities.........................  20
      E.  Description of the Transaction and Statement as to Consideration.  21
      F.  Description of the Facilities to Be Disposed of, Consolidated
           or Merged.......................................................  21
      G.  Statement of the Cost of the Facilities Involved in the
           Transaction.....................................................  21
      H.  Statement as to the Effect of the Sale or Transfer upon any
           Contract for the Purchase, Sale or Interchange of Electric
           Energy..........................................................  22
      I.  Statement as to Other Required Regulatory Approvals..............  22
      J.  Facts Showing That the Proposed Merger Will Be Consistent with the Public Interest.............................................  23
      K.  Brief Statement of Franchises Held...............................  23
      L.  Form of Notice...................................................  23
V.    THE PROPOSED MERGER IS CONSISTENT WITH THE PUBLIC INTEREST...........  23
      A.  The Proposed Merger Will Have No Effect on Competition...........  24
          1.  The Proposed Merger Presents No Horizontal Market Power
               Concerns....................................................  25
              a.  Generation market power..................................  25
                  i.   Total Capacity...... ...............................  27
                  ii.  Uncommitted Capacity................................  27
                  iii. Economic Capacity...................................  29
                  iv.  Available Economic Capacity.........................  29
              b.  Transmission market power................................  30
          2.  The Proposed Merger Presents No Vertical Market Power
               Concerns....................................................  30
      B.  The Proposed Merger Will Have No Adverse Impact on Rates.........  32
          1.  Effect on Wholesale Sales Rates..............................  32
          2.  Effect on Wholesale Transmission Rates.......................  36
      C.  The Proposed Merger Will Have No Adverse Effect on Regulation....  37
VI.   MERGER ACCOUNTING....................................................  38
VII.  REQUEST FOR EXPEDITION...............................................  39
VIII. EXHIBITS REQUIRED PURSUANT TO 18 C.F.R. (S)33.3......................  40
IX.   CONCLUSION...........................................................  41

ATTACHMENT 1...............................................................  1-1
  Illinova Generating Company Description of Facilities....................  1-1

ATTACHMENT 2...............................................................  2-1
  Dynegy Inc. Description of Facilities....................................  2-1
    Existing Power Generation Facilities...................................  2-1
    Generation Facilities Under Development................................  2-8

ATTACHMENT 3
  Direct Testimony of William H. Hieronymus


EXHIBITS

Exhibit A:  Copies of Resolutions of Applicant's Board of Directors

Exhibit B:  Description of Applicant's Corporate Structure

Exhibit C:  Actual and Pro Forma Balance Sheets and Plant Schedules

Exhibit D:  Statement of All Known and Contingent Liabilities

Exhibit E:  Actual and Pro Forma Income Statements

Exhibit F:  Actual and Pro Forma Analysis of Retained Earnings

Exhibit G:  Other Required Regulatory Filings

Exhibit H.  [Volume II]

Exhibit I:  Map


                                   VOLUME II

Exhibit H:  Contracts Related to Sale

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

                        )
Illinova Corporation    )                                 Docket No. EC99-__-000
Dynegy Inc.             )
                        )

                  JOINT APPLICATION OF ILLINOVA CORPORATION
                    AND DYNEGY INC. FOR APPROVAL OF MERGER
                    AND REQUEST FOR EXPEDITED CONSIDERATION


I.  INTRODUCTION.

        Pursuant to Section 203 of the Federal Power Act, 16 U.S.C. (S)824b (1994 & Supp. 1998) ("FPA") and Part 33 of the Commission's Regulations, 18 C.F.R. (SS)33.1 et seq. (1999), Illinova Corporation ("Illinova"), an Illinois corporation, and Dynegy Inc. ("Dynegy"), a Delaware corporation (collectively "Applicants"), hereby submit this joint application ("Application") on behalf of their public utility subsidiaries seeking all authorizations from the Federal Energy Regulatory Commission ("FERC" or the "Commission") necessary for the completion of a series of transactions (collectively the "Proposed Merger") pursuant to which Energy Convergence Holding Company ("Newco"), an Illinois corporation, will: (1) acquire control of, and the entire equity interest in, all of the issued and outstanding shares of the common stock of Illinova and Dynegy, through the merger of each entity into distinct subsidiaries of Newco, with Illinova and Dynegy emerging as the surviving corporations; and (2) by means of the acquisition of Illinova and Dynegy indirectly acquire control of, and the entire equity interest in, their public utility subsidiaries.(1)

----------------
(1)  Upon consummation of the Proposed Merger, Newco will be renamed Dynegy Inc.

        Completion of the Proposed Merger is expected to occur not later than the end of the first quarter of 2000, and Applicants therefore request that the Commission act to approve this Application by the end of 1999. The Commission undertook such prompt review and approved substantially similar transactions recently filed by Central Illinois Light Company and The AES Corporation, Central Illinois Light Co., et. al., 87 FERC (P)61,293 (1999) ("CILCO/AES"), and by MidAmerican Energy Company and MidAmerican Energy Holdings Company. MidAmerican Energy Company, et. al., 85 FERC (P)61,354 (1998) ("MidAmerican"). The Proposed Merger is very similar to the CILCO and MidAmerican merger transactions, as it involves the merger of a traditional utility company with an independent power producer/energy marketer. As demonstrated below, the Proposed Merger satisfies fully the standard set forth in Order No. 592, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, FERC Stats. & Regs. (Regulations Preambles) (P)31,044 (1996), on reconsideration, Order No. 592-A, 79 FERC (P)61,321 (1997) ("Merger Policy Statement"). Thus, Applicants respectfully request that the Commission approve this Application without evidentiary hearing and on the same expedited basis as the Commission's proceedings with regard to the MidAmerican and CILCO/AES transactions.

II.  DESCRIPTION OF THE MERGER PARTIES.

     A. Illinova Corporation and Relevant Subsidiaries.

        1.  Illinova Corporation.

        Illinova is an Illinois corporation and a public utility holding company exempt from registration under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, 15 U.S.C. (S)79c(a)(1) ("PUHCA"). Illinova does not directly own, operate, or control any facilities used for the generation, transmission, and distribution of electric energy and power in interstate com-merce. Illinova has three public utility subsidiaries, which are described further below.(2) Illinova and its subsidiaries are described collectively herein as the "Illinova Parties." An organizational chart depicting the principal entities within the Illinova holding company system is attached hereto in Exhibit B.

        2.  ILLINOIS POWER COMPANY

        Illinois Power Company ("Illinois Power"), a direct wholly-owned subsidiary of Illinova, is an electric and natural gas public utility operating company that owns electric generation, transmission and distribution facilities and natural gas distribution facilities located in the State of Illinois. Illinois Power provides retail electric service to approximately 570,000 customers and retail natural gas service to approximately 400,000 customers, who are located throughout portions of northern, central, and southern Illinois. Illinois Power's retail operations are subject to the jurisdiction of the Illinois Commerce Commission ("ICC"). Illinois Power also transmits and sells electric energy and capacity at wholesale subject to the Commission's jurisdiction's under Part II of the FPA. Illinois Power has no natural gas facilities subject to the Commission's jurisdiction under the Natural Gas Act ("NGA").

        Currently, Illinois Power owns eight fossil-fired generating facilities with an aggregate capacity of approximately 3,812 MW. These facilities are: (a) the Baldwin Power Station, a 1751 MW generating facility located near Baldwin, Illinois; (b) the Havana Power Station, a 666 MW generating station located near Havana, Illinois; (c) the Hennepin Power Station, a 289 MW generating facility located near Hennepin, Illinois; (d) the Oglesby Gas Turbines, a 60 MW gen-

-----------------
(2) Illinova has two additional principal subsidiaries, Illinova Insurance Company (IIC) and Illinova Business Enterprises, Inc. (IBE). IIC was licensed in August of 1996 by the State of Vermont as a captive insurance company. ICC's primary business is to insure the risks of the subsidiaries of Illinova and risks related to or associated with their business enterprises. IBE was incorporated in 1998. Its primary business is to be the intermediate holding company for miscellaneous business activities not regulated by the Illinois Commerce Commission or the FERC that do not fall within the business scope of other Illinova subsidiaries.

erating facility located in LaSalle County, Illinois; (e) the Stallings Gas Turbines, a 77 MW generating station located in Madison County, Illinois; (f) the Vermilion Power Station, a 185 MW generating station located near Oakwood, Illinois; (g) the Wood River Power Station, a 607 MW generating facility located near Alton, Illinois; and (h) the Tilton Energy Center, a 176 MW generating plant located in Tilton, Illinois. Illinois Power also owns a 50-percent in three combustion turbines with a combined net capacity of 5.25 MW located in Bloomington, Illinois.

        On June 29, 1999, Illinois Power, Illinova Power Marketing, Inc. ("WESCO") and Illinova requested Commission authorization pursuant to Section 203 of the FPA for Illinois Power to divest all of its fossil-fired generation assets by transferring those assets to WESCO, a newly-formed affiliate/3/ that will generate and market electric energy at wholesale./4/ This matter is pending before the Commission in Docket No. EC99-99-000. At the outset, WESCO's primary responsibility will be to continue to meet the electric supply needs of Illinois Power's customers. This task will be accomplished through a proposed power purchase agreement ("PPA") between WESCO and Illinois Power, which is currently pending before the Commission in Docket No. ER99-3208-000. The initial term of the PPA extends through December 31, 2004, the end of the so-called "Mandatory Transition Period" established by the Illinois Restructuring Law,/5/ with
__________
/3/ The name "WESCO" (an acronym for "Wholesale Energy Services Company") was originally used by Illinova Corporation for internal discussion purposes. The affiliate will eventually be given a different name because Illinova Corporation has discovered that the name "WESCO" is currently used by several existing energy companies. For convenience, and as a "placeholder," the company is currently incorporated in Illinois under the name "Illinova Power Marketing, Inc."

/4/ In separate filings related to the June 29 filing, WESCO is seeking: (1) approval under FPA Section 205 to make wholesale sales to non-affiliates at market-based rates, as well as approval to sell capacity and energy to Illinois Power under a proposed Power Purchase Agreement (see Docket No. ER99-3208-000); and (2) approval under FPA Section 205 for an interconnection agreement between itself and Illinois Power. WESCO has not filed the WESCO-Illinois Power interconnection agreement, but plans to do so as soon as the agreement is finalized.

/5/ During this period, the Illinois Restructuring Law, Illinois Electric Service Customer Choice and Rate Relief Law of 1997, 220 ILL. COMP. STAT. 5/16-101-150 (West 1997), will introduce retail competition and customer choice to electricity consumers in Illinois.

provisions for annual renewal thereafter. On July 8, 1999, the Illinois Commerce Commission approved the proposed transfer of the fossil plants to WESCO./6/

        In addition to its fossil generation, Illinois Power owns a direct 100-percent interest in a 930 MW nuclear generating facility located near Clinton, Illinois ("Clinton Power Station"). In late 1998, the Illinova and Illinois Power Boards of Directors voted to exit nuclear operations at the Clinton Power Station./7/ On April 15, 1999, Illinois Power announced that it had entered into an interim agreement pursuant to which it planned to sell the Clinton Power Station to AmerGen Energy Company, L.L.C. ("AmerGen"), a joint venture owned by PECO Energy Company and British Energy. Subsequently, on June 30, 1999, Illinois Power and AmerGen signed definitive agreements for the sale of the Clinton Power Station. The parties intend to close the sale of the Clinton Power Station on or before December 31, 1999./8/ Sale of the Clinton Power Station to AmerGen or another third party is a condition to the closing of the Proposed Merger.

        In addition to its generating assets, Illinois Power owns approximately 2,829 miles of transmission facilities with ratings from 69 to 345 kilovolts. These facilities are interconnected with the following entities: Ameren Corp., American Electric Power Service Company ("AEP"),
----------
/6/ Illinois Commerce Comm'n v. Illinois Power Co., Proceeding Pursuant to
Section 16-111(g) of the Public Utilities Act Concerning Proposed Sale of Fossil Fuel Fired Generating Plants, No. 99-0209 (July 8, 1999).

/7/ As part of its strategy to exit nuclear operations, and in order to make Illinova more competitive in the restructured electric utility industry, Illinois Power has implemented a quasi-reorganization pursuant to which it took a substantial impairment loss through a write-down of the Clinton Power Station's depreciated original cost ("Clinton Impairment"). The Clinton Impairment resulted in a deficit of approximately $1.4 billion in Illinois Power's retained earnings. This deficit in retained earnings has been eliminated through the restatement of Illinois Power's existing assets and liabilities to their current market value. The Commission approved the accounting treatment used by Illinois Power to record the Clinton Impairment and quasi-reorganization in a letter order issued pursuant to delegated authority on April 5, 1999, in Docket No. AC99-35-000. The Applicants note that the Clinton Impairment and quasi-reorganization are disclosed in Illinois Power's FERC Form 1 (Annual Report of Major Electric Utilities, Licensees and Others), which was filed with the Commission on April 30, 1999, pursuant to 18 C.F.R. (S) 141.1.

/8/ The parties intend to apply for authorization to transfer the Clinton Power Station from Illinois Power to AmerGen in a separate application under Section 203 of the FPA that will be filed with the Commission in the near future.

Central Illinois Light Company, City of Spingfield, Illinois, Commonwealth Edison Company ("ComEd"), Electric Energy, Inc., Louisville Gas and Electric Company ("LG&E"), MidAmerican Energy Company, Southern Illinois Power Cooperative, Soyland Power Cooperative, Inc., Tennessee Valley Authority, and Western Illinois Power Cooperative. Illinois Power is a member of the Mid-America Interconnected Network, Inc., is a participant in the Illinois-Missouri Power Pool, and is a participant in the Midwest Independent Transmission System Operator, Inc. ("Midwest ISO").

        The Commission authorized Illinois Power to transact sales of electric energy and power at market rates in Docket No. ER96-185-000. Illinois Power Co., Illinova Power Marketing, Inc., 73 FERC(P)61,371(1995) (Illinois Power). Recently, the Commission accepted for filing Illinois Power's three-year updated generation market power study in a letter order issued pursuant to delegated authority on January 29, 1999, in Docket No. ER96-185-002.

        3. Illinova Generating Company.

        Illinova Generating Company ("Illinova Generating") is a direct wholly-owned subsidiary of Illinova that indirectly owns equity interests in a number of generation facilities and marketing companies located in North America, Europe, Latin America and Asia./9/ Illinova Generating's ownership interests in generating facilities and power marketing companies located in North America are described in Attachment 1.

        4. Illinova Energy Partners, Inc.

        Illinova Energy Partners, Inc. ("IEP") is a direct wholly-owned subsidiary of Illinova that is engaged in the brokering and marketing of electric energy and power, natural gas, and other
----------
/9/ In addition to its ownership interests in generation facilities, Illinova Generating owns a 100% interest in North American Energy Services Company ("NAES"), which supplies a broad range of operations, maintenance and support services to the independent power generation industry. NAES is the operator of certain generation facilities jointly owned by Illinova Generating and Tenaska, Inc.

energy commodities at wholesale and retail throughout North America. The Commission authorized IEP to transact wholesale sales of electric energy and power at market rates in Docket No. ER94-1475-000. Illinois Power Company, Illinova Power Marketing, Inc., 71 FERC(P)61,172(1995) (Illinova Marketing)./10/ The Commission accepted for filing IEP's three-year updated generation market power study in a letter order issued pursuant to delegated authority on June 19, 1998, in Docket No. ER98-3053-000.

        IEP also owns interests in various natural gas marketers. IEP owns a 100-percent interest in Energy Dynamics, Inc., a natural gas marketer serving large-volume commercial and industrial natural gas users located in the Chicago area. In addition, IEP owns a 50-percent interest in Tenaska Marketing Ventures, which focuses on natural gas marketing in the Midwestern United States./11/ IEP also owns a 51-percent interest in EMC Gas Transmission Company, a retail gas marketer operating in the State of Michigan./12/

     B. Dynegy Inc. and Relevant Subsidiaries.

        Dynegy, a Delaware corporation, is a holding company that, through subsidiaries, is primarily engaged in the wholesale marketing of natural gas, electricity, coal, natural gas liquids, crude oil, liquid petroleum gas and related energy services. Dynegy also owns interests in a number of power generation facilities. The issued and outstanding common stock of Dynegy is principally owned by three entities: BG plc ("BG"), Chevron Corporation ("Chevron") and
----------
/10/ IEP was formerly named Illinova Power Marketing, Inc. A notice of succession stating that Illinova Power Marketing, Inc. changed its name to IEP was accepted for filing by the Commission in a letter order issued pursuant to delegated authority on May 28, 1997, in Docket No. ER97-2833-000.

/11/ IEP and Tenaska Marketing Ventures have formed a separate entity, Tenaska Marketing Canada, to market natural gas in Canada.

/12/ Energy Dynamics, Inc. and EMC Gas Transmission Company have previously been subject to regulation as public utilities as a result of Commission acceptance of market-rate tariffs filed by these entities. However, on June 23, 1999, Energy Dynamics, Inc. and EMC Gas Transmission Company filed notices of termination of these market rate schedules in Docket Nos. ER99-3345-000 and ER99-3344-000, respectively.

NOVA Chemicals Corp. ("NOVA"), which each own approximately 26 percent of the issued and outstanding common stock of Dynegy. In addition, Chevron owns approximately 8 million shares of Dynegy preferred stock. Ten percent of the common stock of Dynegy is held by senior management, and the remaining shares are publicly traded on the New York Stock Exchange ("NYSE").

        Dynegy is not presently affiliated with any traditional utility companies. However, Dynegy owns interests in power marketers and generation-owning entities that are "public utilities" as that term is defined under Section 201(e) of the FPA, 16 U.S.C. (S)824(e). Upon consummation of the Proposed Merger, Dynegy and its public utility subsidiaries will become affiliates of Illinois Power. Dynegy's operations are divided into two primary business units: (1) Wholesale Gas and Power; an (2) Natural Gas Liquids. Each business unit and its respective operations are described below.

           1. Wholesale Gas and Power.

              a. Energy Marketing.

        Dynegy owns a direct 100-percent interest in three energy marketers, described below:/13/

        1. Dynegy Marketing and Trade ("Dynegy Marketing") is a wholly-owned subsidiary of Dynegy engaged in the marketing and trading of natural gas, coal, natural gas liquids, crude oil, and liquid petroleum gas. As part of its operation, Dynegy Marketing controls the domestic marketing of natural gas for certain Chevron subsidiaries.
----------
/13/ In addition to the activities of its wholly-owned marketing companies, Dynegy is also a party to certain retail marketing alliances. Through its subsidiary Dynegy Marketing Trade, Dynegy owns a 50-percent interest in NICOR Energy, L.L.C. ("NICOR"), which offers a variety of energy services to industrial, commercial and residential customers in the Midwest. The remaining 50-percent in NICOR is owned by NICOR Energy Management Services. Further, through its subsidiary Dynegy Hub Services, Inc., Dynegy owns a 20-percent interest in Southstar Energy Services L.L.C. ("Southstar"), which offers a variety of energy services to industrial, commercial and residential customers in the Southeast. The remaining interest in Southstar is owned by Piedmont Energy Company and Georgia Natural Gas Company.

        2. Electric Clearinghouse, Inc. ("ECI") is a wholly-owned subsidiary of Dynegy engaged in the marketing of electric energy and power and other energy commodities at wholesale throughout North America. The Commission granted ECI authority to transact sales of electric energy and power at wholesale in a letter order issued pursuant to delegated authority on April 7, 1994, in Docket No. ER94-968-000./14/

        3. Dynegy Power Services, Inc. ("DPS") is a wholly-owned subsidiary of Dynegy engaged in the brokering and marketing of electric energy, natural gas, and other energy commodities at wholesale and retail throughout North America. The Commission granted DPS authority to transact wholesale sales of electric energy and power at market rates in a letter order issued pursuant to delegated authority on January 20, 1995, in Docket No. ER94-1612-000./15/

                b. Power Generation Facilities.

        Aside from its ownership interests in the energy marketers described above, Dynegy, through intermediate subsidiaries, indirectly owns interests in a number of generating facilities located or to be constructed throughout North America. Dynegy's indirect ownership interests in these facilities are described in Attachment 2. In several instances, Dynegy's combined ownership interest with other public utility owners in certain qualifying facilities under PURPA may exceed 50 percent. Prior to the closing of the Proposed Merger, Dynegy will take such action
----------
/14/ On June 21, 1999, in Docket No. ER99-3322-000, ECI and Illinois Power filed amendments to their market-rate tariffs authorizing them to sell energy and capacity to each other. The filing was required as a result of Applicants' announcement of their intention to merge, which caused the Applicants (along with their respective subsidiaries) to be treated as affiliates under Commission precedent. As part of the June 21 filing, ECI also submitted a proposed Code of Conduct as a supplement to its market-rate tariff.

/15/ DPS was formerly named Destec Power Services, Inc. See Notice of Succession Letter Order issued November 28, 1998, in Docket No. ER99-318-000. DPS is engaged almost exclusively in power marketing activities in Texas and California. DPS neither sells nor markets power to Illinois Power or its affiliates. DPS commits not to engage in any power marketing transactions with the Illinova Parties.

with regard to these qualifying facilities as is necessary to continue to comply with the requirements of the Commission's regulations under PURPA or the Energy Policy Act of 1992.

        2. Natural Gas, Natural Gas Liquids, and Crude Oil Assets.

        Operating through various indirect subsidiaries, Dynegy engages in the gathering, processing, and transportation of natural gas; the transportation, fractionation and storage of natural gas liquids ("NGLs"); and the transportation of crude oil in the Untied States and Canada.

        In addition to these assets, Dynegy also owns a 100-percent interest in Gasification Services, Inc. ("GSI"). GSI is the lessee of a coal gasification facility owned by Wabash River Assets Partnership, L.P. located in W. Terre Haute, Indiana (the "Wabash Facility"). The Wabash Facility converts coal (supplied by PSI Energy, Inc. ("PSI")) into fuel for PSI's 262 MW "Wabash River Coal Gasification Repowering Project." Currently, GSI is providing that service for PSI pursuant to a long-term contract. However, pending approval by Indiana regulatory authorities, that contract will be bought out by PSI. Regulatory approval is expected as early as September, which could result in the closing of the buyout as early as October. At that time, it is anticipated that Dynegy would sell the Wabash Facility to a third party.

             a. Natural Gas Gathering and Processing.

        Through Dynegy Midstream Services, Limited Partnership ("Midstream Services"), an indirect, wholly-owned subsidiary, Dynegy engages in the gathering and processing of natural gas in the United States. Midstream Services has ownership interests in and operates natural gas processing and related gathering facilities in Kansas, Oklahoma, Texas, Louisiana, Arkansas, and Wyoming and offshore Louisiana in the Gulf of Mexico. Dynegy also owns and operates two processing plants in Alberta, Canada, under an indirect, wholly-owned subsidiary, Dynegy Canada, Inc.

        The gathering facilities deliver raw natural gas from small diameter gathering systems to processing facilities that are used to remove NGLs from the raw gas stream for their economic value, and to refine raw natural gas into marketable, pipeline quality natural gas. Dynegy's processing facilities consist of both field plants, which process volumes aggregated from upstream gathering systems, and straddle plants situated on interstate natural gas pipelines. Dynegy's processing facilities are not subject to the Commission's jurisdiction under the NGA./16/

             b. Natural Gas Transportation.

        Dynegy indirectly owns and operates various intrastate and interstate pipelines that transport natural gas. Unless otherwise stated, these facilities are not subject to the Commission's jurisdiction.

        1. Dynegy indirectly owns a 100-percent interest in Kansas Gas Supply Corporation ("KGS"), an intrastate natural gas pipeline located in Kansas. KGS is regulated by the Kansas Corporation Commission as a natural gas utility in Kansas, and is subject to the FERC's jurisdiction to the extent that it provides transportation service pursuant to Section 311 of the Natural Gas Policy Act. In 1998, KGS had an average throughput of approximately 61 MMcf per day.

        2. Dynegy indirectly owns a 100-percent interest in Dynegy Intrastate Gas Supply, Inc. ("DIGS"), an intrastate natural gas pipeline located in Texas and regulated by the Texas Railroad Commission. In 1998, DIGS had an average throughput of 6 MMcf per day.

        3. Dynegy indirectly owns a 100-percent interest in Dynegy Midstream Pipeline, Inc. ("DMP"), a natural gas pipeline located in Oklahoma that operates as an open-access pipeline subject to NGA regulation by the Commission. In 1998, DMP had an average throughput of approximately 34 MMcf per day.
----------
/16/ See, e.g., Texas Eastern Gas Transmission Corp., 43 FERC(P)61,044(1988).

        4. Dynegy indirectly owns a 23-percent interest in Venice Energy Services Company, L.L.C., which in turn owns 100 percent of Venice Gathering System, L.L.C. ("VGS"). VGS transports raw natural gas from various offshore production platforms in the Gulf of Mexico and delivers it onshore in Plaquemines Parish, Louisiana. VGS is an open access pipeline subject to NGA regulation by the Commission. In 1998, VGS had an average throughput of 435 MMcf per day.

             c. NGL and Crude Oil Transportation.

        1. Dynegy indirectly owns a 100-percent interest in Dynegy Crude Gathering Services, Inc. This company operates a crude oil pipeline facility in Oklahoma and a dual-phase crude oil/NGL line in Louisiana. In 1998, these facilities had an average throughput of approximately 27,000 barrels per day.

        2. Dynegy indirectly owns a 100-percent interest in Dynegy NGL Pipeline Company ("NGL Pipeline Company"). NGL Pipeline Company owns NGL pipeline facilities located in Louisiana, Texas, Utah and Wyoming. In 1998, NGL Pipeline Company had an average throughput of approximately 27,000 barrels per day. The rates and practices of NGL Pipeline Company are subject to regulation by the Commission under the Interstate Commerce Act and the Energy Policy Act of 1992.

        3. Dynegy indirectly owns a 39-percent interest in the West Texas LPG Pipeline. The rates and practices of the West Texas LPG Pipeline are subject to regulation by the Commission under the Interstate Commerce Act. In 1998, the West Texas LPG system had an average throughput of 125,000 barrels per day.

        4. Dynegy indirectly owns a 100-percent interest in Dynegy Oil Pipeline Company. This company owns a crude oil pipeline facility in Texas. In 1998, this facility had an average throughput of 5,000 barrels per day.

             d. NGL Fractionation and Storage.

        Through indirect, wholly-owned subsidiaries, Dynegy owns an interest in other entities that own NGL fractionation plants located in Texas. In addition, through Midstream Services, Dynegy owns an interest in a fractionation plant located in Louisiana. These facilities are used to separate the commingled stream of NGLs removed from a raw natural gas stream into marketable component products such as butane and propane. Dynegy also has ownership interests in and operates NGL product storage and terminal facilities located in Louisiana, Texas, Mississippi, Kentucky and Florida.

III. OVERVIEW OF THE PROPOSED MERGER.

        A. Plan of Merger.

        The Proposed Merger will be implemented in accordance with the Agreement and Plan of Merger by and among Illinova, Newco, Energy Convergence Acquisition Company, Dynegy Acquisition Company, and Dynegy, dated June 14, 1999 ("Plan of Merger"). A copy of the Plan of Merger is attached hereto as part of Exhibit H. Pursuant to the Delaware General Corporate Law ("DGCL") and the Illinois Business Corporation Act of 1983, as amended ("IBCA"), the Proposed Merger will take place through a series of transactions culminating with Newco's acquisition of the entire equity interest in Illinova and Dynegy and their respective public utility subsidiaries. In connection with the Proposed Merger, Illinova has created Newco as an Illinois corporation. Newco, in turn, has formed two wholly-owned subsidiaries, Energy Convergence

Acquisition Company ("IAC"), an Illinois corporation, and Dynegy Acquisition Company ("DAC"), a Delaware corporation.

        The Proposed Merger will be accomplished by two concurrent mergers. In the first merger, IAC will be merged with and into Illinova, with Illinova as the surviving corporation ("IAC Merger"). Each outstanding share of the common stock of Illinova will be converted into one share of Newco Class A common stock. Concurrent with the first merger, DAC will be merged with and into Dynegy, with Dynegy as the surviving corporation ("DAC Merger"). Except as noted below with regard to BG, Chevron and NOVA, each outstanding share of the common stock of Dynegy will be converted into either: (a) $16.50 in cash (subject to a cap on the total cash that may be received in the aggregate by Dynegy shareholders); or (b) 0.69 shares of Newco Class A common stock. Fractional shares will be cashed out. At the effective time of the Proposed Merger, IAC and DAC will cease to exist as corporate entities.

        Upon consummation of the Proposed Merger, Newco will continue its existence as a corporation under Illinois law/17/ and will directly own all of the issued and outstanding capital stock of Illinova and directly and indirectly own all of the issued and outstanding capital stock of Dynegy. Accordingly, Illinova and Dynegy will be wholly-owned subsidiaries of Newco. Illinova and Dynegy will continue to own all of their pre-merger assets and be liable for all of their respective liabilities. Illinova's debt and Dynegy's debt will remain the obligations of Illinova and Dynegy, respectively./18/

        Simultaneously with the execution of the Plan of Merger, Newco and British Gas Atlantic Holdings BV ("BGAH"), a Netherlands corporation and wholly-owned subsidiary of BG, en-


------------------
/17/ As noted above, upon consummation of the Proposed Merger, Newco will be renamed Dynegy Inc.

/18/ Illinova and Dynegy have not yet determined whether Newco will provide guarantees of such debt.

tered into a Stock Purchase Agreement ("BG Stock Purchase Agreement")/19/ pursuant to which Newco will purchase 100 percent of the issued and outstanding shares of capital stock of BG Holdings, Inc. (BG Holdings") from BGAH in exchange for a combination of cash and Series A Convertible Preferred Stock ("Preferred Stock"). Under the BG Stock Purchase Agreement, BGAH will receive the same amount in a combination of cash and Preferred Stock in consideration for the capital stock of BG Holdings as BG Holdings would have received in the Proposed Merger by virtue of its ownership of shares of Dynegy common stock. Upon the consummation of the Proposed Merger, and depending on actual stockholder elections, BGAH will own a 3.5% to 5% equity interest in Newco.

        Concurrently with the execution of the Plan of Merger and the BG Stock Purchase Agreement, Newco and Chevron entered into a Subscription Agreement pursuant to which Chevron will purchase a minimum of $200 million and a maximum of $240 million of Newco Class B common stock ("Class B Shares") concurrently with the closing of the Proposed Merger (the "Equity Investment"). Additionally, pursuant to the Plan of Merger, Chevron will receive Newco Class B Shares in the DAC Merger (rather than Class A common stock) in exchange for Chevron's equity interest in the common and preferred stock of Dynegy. By virtue of its acquisition of Class B Shares in the Proposed Merger and the Equity Investment, Chevron will own a 28% to 29% equity interest in Newco. Pursuant to the terms of the Class B Shares, Chevron will have certain minority shareholder protection rights with respect to Newco, including the right to appoint three members to the Newco Board of Directors.

        Pursuant to the terms of the Plan of Merger, NOVA will receive in the DAC Merger a combination of cash and Preferred Stock in exchange for its entire equity interest in the common


------------------
/19/    The Stock Purchase Agreement is attached hereto as part of Exhibit H.

stock of Dynegy. Upon the consummation of the Proposed Merger, and depending upon actual stockholder elections. NOVA will own a 3.5% to 5% equity interest in Newco.

        The remainder of Newco Class A common stock will be owned, in part, by Newco management, and the remaining shares not owned by Newco management will be publicly traded on the NYSE.

        B.  Commission Jurisdiction and Standard of Review.

        Commission precedent is clear that when a corporation that owns all of the voting securities of a public utility merges with another corporation, the merger results in a transfer of control over, and thus a disposition of, the public utility's jurisdiction facilities that requires prior Commission approval under Section 203 of the FPA. See Duke Power Co. and PanEnergy Corp. 79
FERC 61,236 (1997)("Duke/PanEnergy"); Enova Corp. and Pacific Enterprises,
79 FERC (P)61,107 (1997)("Enova/Pacific"); Central Vermont Public Service Corp., 39 FERC (P)61,295 (1987). The indirect merger of Illinova's and Dynegy's public utility assets involves, inter alia, the disposition of facilities subject to Commission jurisdiction under Section 203 of the FPA.

        Under Section 203 of the FPA, the Commission will approve a merger if it will be "consistent with the public interest." 16 U.S.C. (S)824b(a). The Commission's policy for determining whether a proposed transaction will be consistent with the public interest under Section 203 of the FPA is to apply the three-part test established in the Merger Policy Statement. Although other aspects of the Proposed Merger may relate to facilities outside of the Commission's jurisdiction, in order to assist the Commission in its evaluation of the Proposed Merger, this Application demonstrates that the entire Proposed Merger is consistent with the public interest and satisfies the Merger Policy Statement standard.

IV.     THE COMMISSION'S FILING REQUIREMENTS.

        The following information is provided in compliance with 18 C.F. R.
(S)33.2 (1998).

        A.  Applicants' Names and Addresses of Principal Business Offices.

        Illinova Corporation

        Illinova is an Illinois corporation with its principal place of business at 500 S. 27th Street, Decatur, Illinois 62525-1805.

        Dynegy Inc.

        Dynegy is a Delaware corporation with its principal place of business at 1000 Louisiana, Suite 5800, Houston, Texas 77002.

        B. Names and Addresses of Persons Authorized to Receive Notices and Communications with Respect to the Application.

        Applicants request that notices, correspondence, and other communications concerning this Application be directed to the following persons:

        For Illinova Corporation:

                        James C. Beh
                        Clifford S. Sikora
                        R. Michael Sweeney, Jr.
                        TROUTMAN SANDERS LLP
                        1301 I Street, N.W., Suite 500 East
                        Washington, D.C. 20005-3314
                        (202)274-2939 (telephone)
                        (202)274-2994 (facsimile)
                        james.beh@troutmansanders.com (e-mail)

                        William B. Conway, Jr.
                        Senior Vice President and Chief Legal Officer Illinova Corporation
                        500 S. 27th Street
                        Mail Stop B25
                        Decatur, Illinois 62525-1805
                        (217)450-2813 (telephone)
                        (217)362-7458 (facsimile)
                        william_conway@illinova.com (e-mail)

        For Dynegy Inc.:

                        Merrill L. Kramer, P.C.
                        Carrie Hill Allen
                        AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
                        1333 New Hampshire Avenue, N.W.
                        Suite 400
                        Washington, D.C. 20036
                        (202)887-4444 (telephone)
                        (202)887-4288 (facsimile)
                        mkramer@akingump.com (e-mail)

        Kenneth E. Randolph                     Peter G. Esposito
        Senior Vice President, General          Vice President and Regulatory
          Counsel and Secretary                   Counsel
        Kathryn L. Patton                       Daniel A. King
        Senior Director and Regulatory          Director and Regulatory Counsel
          Counsel                               Dynegy, Inc.
        Dynegy Inc.                             805 15th Street, N.W.
        1000 Louisiana                          Washington, D.C. 20005
        Suite 5800                              Suite 510-A
        Houston, Texas 77002                    (202)216-1122 (telephone)
        (713)507-6816 (telephone)               (202)842-9182 (facsimile)
        (713)507-6808 (facsimile)               daki@dynegy.com (e-mail)
        kera@dynegy.com (e-mail)

        The Applicants also request that the foregoing persons be placed on the official service list for this proceeding./20/

-----------------
/20/    The Applicants request that, to the extent necessary, the Commission waive the limitations of Rule 203(b)(3), 18 C.F.R. (S)385.203(b)(3), so that each person named above may be placed on the official service list. Such waiver will avoid potential delays by Applicants in responding to official documents and communications.

        C. Designation of Territories Served, by Counties and States.

        The Illinova Parties

        Illinois Power is an investor-owned public utility operating company principally engaged in the business of furnishing retail electric service to approximately 570,000 customers and retail natural gas service to approximately 400,000 customers, who are located throughout portions of northern, central, and southern Illinois. Illinois Power's service territory includes approximately 2,829 circuit miles of interconnected transmission lines operated at voltages from 69 to 345 kilovolts.

        Described below are the municipal electric franchises currently held by Illinois Power: Abington; Alexis; Atkinson; Avon; Beckemeyer, Belleville; Benld; Bethalto; Bloomington; Brighton; Brooklyn; Bunker Hill; Cahokia; Cambridge; Carlinville; Caseyville, Central City; Centralia; Centreville; Cerro Gordo; Champaign; Chenoa; Chester; Chrisman; Coulterville; Danville; De Pue; Decatur; DuQuoin; Dupo; E. Alton; Edwardsville; El Paso; Eldorado; Fairview Heights; Farmer City; Forsyth; Freeburg; Galesburg; Galva; Georgetown; Germantown; Gillespie; Glen Carbon; Granite City; Granville; Greenville; Gridley; Harristown; Hegeler; Hillsboro; Illiopolis; Jacksonville; Kewanee; Kirkwood; Knoxville; La Harpe; La Salle; LeRoy; Lebanon; Lexington; Litchfield; Mackinaw; Madison; Mahomet; Marissa; Maroa; Marseilles; Maryville; Millstadt; Monmouth; Monticello; Morrisonville; Mount Olive; New Athens; New Baden; Normal; O'Fallon; Odin; Okawville; Oquawka; Ottawa; Percy; Peru; Pinckneyville; Pontoon Beach; Princeton; Ramsey; Ridge Farm; Ridgway; Roxana; South Jacksonville; South Roxana; Salem; Sandoval; Savoy; Shawneetown; Sheffield; Shiloh; Smithton; Sparta; Spring Valley; Staunton; Steeleville; Swansea; Thomasboro; Tilden; Tilton; Trenton; Troy; Urbana; Vandalia; Venice; Viola; Wamac; Warrensburg; Westville; Witt; Wood River; and Wyanet.

        Other than Illinois Power, the remaining Illinova Parties do not have any designated services territories.

        Dynegy Inc.

        Dynegy's only subsidiary with designated service territories is KGS, which has designated franchise areas in Kiowa, Edwards, Pawness, Stafford, Barton and Ford Counties in the State of Kansas.

        D.  Description of Jurisdictional Facilities.

        The Illinova Parties

        Illinois Power owns books and records and has on file with the Commission numerous agreements, rate schedules, and tariffs pursuant to which it provides transmission service and engages in sales of electricity at wholesale. The Physical FERC-jurisdictional facilities that are the subject of this filing consist of Illinois Power's interconnected transmission facilities, including transmission lines, substations, generation step-up transformers, meters, related high voltage circuit breakers and associated protective and control equipment, and generation tie lines that connect Illinois Power's generation facilities to the transmission grid to be operated by the Midwest Independent Transmission System Operator ("Midwest ISO").

        In addition, IEP and the other power marketers and independent power producer subsidiaries of Illinova described above own books and records and have numerous agreements, rate schedules, and tariffs on file with the Commission pursuant to which they engage in sales of electricity at wholesale.

        Dynegy Inc.

        Through it subsidiaries with market-based pricing authority, Dynegy indirectly owns jurisdictional facilities consisting of rate schedules and contracts pursuant to which it engages in sales of electricity at wholesale and sales of ancillary services as well as related books and records. Other than through the ownership of these subsidiaries, Dynegy does not own or control any facilities subject to the Commission's jurisdiction under the FPA.

        E.  Description of the Transaction and Statement as to Consideration.

        As described in detail in Subpart III.A., supra, pursuant to the Proposed Merger, Newco will: (1) acquire control of, and own the entire equity interest in, all of the issued and outstanding shares of the common stock of Illinova and Dynegy, through the merger of each entity into distinct subsidiaries of Newco, with Illinova and Dynegy emerging as the surviving corporations; and (2) indirectly acquire control of, and the entire equity interest in, the public utility subsidiaries of Illinova and Dynegy. Total consideration for the Proposed merger is approximately $2 billion.

        F. Description of the Facilities to Be Disposed of, Consolidated or Merged.

        A description of the facilities to be disposed of, consolidated or merged is contained in Section IV.D, supra, and is incorporated herein by reference. Under the Plan of Merger, the Proposed Merger between Illinova and Dynegy will include all jurisdictional facilities owned by the Applicants. Upon consummation of the Proposed Merger, the jurisdictional facilities subject to this transaction will be operated in substantially the same manner as they are currently operated or planned to be operated by WESCO.

        G.  Statement of the Cost of the Facilities Involved in the Transaction.

        As described above, the Proposed Merger will involve all of the Applicants' jurisdictional facilities. The costs of these facilities are included in the "Actual and Pro Forma Balance Sheets and Plant Schedules" attached hereto as part of Exhibit C.

    H. Statement as to the Effect of the Sale or Transfer upon any Contract for the Purchase, Sale or Interchange of Electric Energy.

    No existing contracts for the purchase, sale, interchange or transmission of electricity at wholesale will be affected by the Proposed Merger. Subject to further applications under Section 203 of the FPA as may be made in the future, all of the existing obligations and rights of the Illinova Parties and of Dynegy and its subsidiaries will each continue to meet their respective rights and obligations.

    I. Statement as to Other Required Approvals.

    The following are the other regulatory approvals required in conjunction with the indirect transfer of jurisdictional assets described in this Application./21/

    . Illinois Power's filing of a notice of the Proposed Merger with the Illinois Commerce Commission pursuant to 220 ILL. COMP. STAT. 5/16-111(g). In addition, Illinois Power will voluntarily file an application with the Illinois Commerce Commission for approval of the Proposed Merger with respect to Illinois Power's gas utility pursuant to 220 ILL. COMP. STAT. 5/7-204.

    . Any Securities and Exchange Commission approvals required for Newco to be exempt from registration under PUHCA.

    . Any Securities and Exchange Commission approvals required for Chevron to be exempt from registration under PUHCA.

    . Any approvals required under Delaware and Illinois law for Newco to acquire, finance, or own the assets to be acquired in the Proposed Merger.


-------------
/21/ As noted above, the proposed sale of the Clinton Power Station by Illinois
     Power to AmerGen will be the subject of a separate application for approval under FPA Section 203, as well as other regulatory filings. The Section 203 application will be filed with the Commission in the near future.

     . The filings required to be made by Illinova, Dynegy, and certain Dynegy management under the Hart-Scott-Rodino Act ("HSR Act") and the early termination of all waiting periods under the HSR Act.

     J. Facts Showing That the Proposed Merger Will Be Consistent with the Public Interest.

     See Section V. infra.

     K.  Brief Statement of Franchises Held.

     See Section IV.C., supra.

     L.  Form of Notice.

     A form of notice suitable for publication in the Federal Register is attached to the Transmittal Letter accompanying this Application. In addition, an electronic version of this notice on a 3.5-inch computer diskette in WordPerfect format is enclosed with this filing.

V.  THE PROPOSED MERGER IS CONSISTENT WITH THE PUBLIC INTEREST.

     Pursuant to Section 203 of the FPA, the Commission must approve a merger if it finds that the transaction "will be consistent with the public interest."/22/ In order to determine whether a specific merger transaction satisfies this statutory standard, the Commission applies the three-pronged test set forth in its Merger Policy Statement, examining the proposed transaction's effect

--------------
/22/  Section 203(a) of the FPA, 16 U.S.C. (S) 824b(a), states that:

         No public utility shall sell, lease, or otherwise dispose of its facilities subject to the jurisdiction of the Commission...or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do so...After notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition or control will be consistent with the public interest, it shall approve the same.

on competition, on rates, and on regulation. See, e.g., NorAm Energy Services, Inc., 80 FERC 61,120, at 61,379-83 (1997); Duke/PanEnergy at 62,036-42;
Enova/Pacific at 62,559-60.

        As described in this Application and in the supporting exhibits and other materials included herein, the merger of Dynegy and Illinova and the resulting transfer of the operations, assets, and liabilities relating to the companies' respective jurisdictional facilities will have no adverse effect on competition, rates or regulation. Accordingly, the Commission should promptly approve this Application.

     A. The Proposed Merger Will Have No Effect on Competition.

        As detailed in the attached testimony of Dr. William H. Hieronymus (appended hereto as Attachment 3), the Proposed Merger will have no impact on competition because it will not create or enhance market power in any relevant market. This result is to be expected because, other than with respect to energy marketing, Illinova and Dynegy, with only limited exceptions, do not transact business in common geographic markets. Where, as is the case here, the parties to a merger generally do not have facilities or sell relevant products in the same geographic markets, the Commission has concluded that the merger will have no adverse impact on competition. Merger Policy Statement at 30,113. While further analysis may not therefore be required in this case, the Applicants submit Dr. Hieronymus' testimony to document more fully the negligible impact on competition of the Proposed Merger./23/

----------------
/23/   As discussed in Dr. Hieronymus' testimony, Chevron, which will own 28% to
29% of the merged entity, owns various generation and natural gas assets, which are located primarily in California. Dr. Hieronymus concludes that the Chevron-owned generation is not relevant to his analysis of the effect of the Proposed Merger on competition because: (a) the capacity is located in California, where Illinova owns only a de minimis amount (5 MW) of capacity; and
(b) Chevron's own cogeneration plants are committed to supply power for internal use with the remainder committed under long-term contract. Moreover, as Dr. Hieronymus notes, Chevron is not an Applicant, and will not be controlled by an Applicant.

        1.  The Proposed Merger Presents No Horizontal Market Power Concerns.

        The Commission has consistently held that the risk of a merger creating or enhancing horizontal market power can only exist where both merger parties own facilities or make generation sales in the same region. See, e.g., CILCO/AES, slip op. at 9-10; PG&E Corp. and Valero Energy Corp., 80 FERC(P)61,041, at 61,129-30(1997)("PG&E/Valero"); Destec Energy, Inc. and NGC Corp., 79 FERC(P)61,373, at 62,570(1997)("Destec/NGC"). With regard to the Proposed Merger between Illinova and Dynegy, there are only few, limited instances in which the Applicants own facilities or make sales in a common geographic market. Thus, Dr. Hieronymus' analysis concludes that there will be no adverse effect on competition as a result of the Proposed Merger./24/

            a.  Generation market power.

        In his testimony, Dr. Hieronymus identifies the common geographic markets in which the Illinova Parties and Dynegy each own or propose to construct generation facilities. These consist principally of the Illinois Power destination market and adjacent utility control areas in which all of Illinois Power's generation assets, Illinova Generating's EEI Facility and Dynegy's Rocky Road plant are located. Dynegy's three proposed plants in Kentucky, North Carolina and Georgia can also sell into these markets.

        Dynegy and the Illinova Parties also own generation in common geographic markets in Texas, Massachusetts and California. However, Dr. Hieronymus concludes that further analysis of these markets is unnecessary. In Texas, all of the Illinova Parties' generation capacity is currently under long term contract, thus making it impossible for the Proposed Merger to increase

----------------
/24/   Dr. Hieronymus also concludes that the Proposed Merger will have no effect on competition with regard to power marketing, explaining that Applicants do not possess unique skills raising market power concerns and that power marketing is a competitive business characterized by ease of entry.

market concentration. In Massachusetts, Illinova and Dynegy indirectly own, through the Indeck North American Power Fund, L.P., approximately 8% and 7.4% respectively of the 39 MW Pepperell Facility. Thus in Massachusetts the generation facility in question is of such a small size that it cannot reasonably be expected to convey market power, and in any case the Applicants do not control the facility. In California, Illinova and Dynegy indirectly own, through the Indeck North American Power Fund, L.P., approximately 6% and 6.9% respectively of the 79 MW Harbor Facility. While Dynegy owns other generation facilities in the California market, the Harbor Facility is sufficiently small in size that it is not likely to convey market power, and in any case neither of the Applicants controls the facility.

     After determining the geographic markets of potential concern, Dr. Hieronymus examines the effect of the Proposed Merger in each of these markets on the following product measures: Total Capacity, Uncommitted Capacity, Economic Capacity, and Available Economic Capacity. As Dr. Hieronymous explains, Appendix A of the Merger Policy Statement adopts the DOJ/FTC Guidelines for determining acceptable levels of market concentration resulting from a merger. Changes in market concentration levels are measured using the Herfindahl-Hirschman Index ("HHI"). Attached to and in support of his testimony Dr. Hieronymous has prepared an Appendix A analysis showing the changes to HHI levels that will result from the Proposed Merger for each product measure in each relevant geographic market. On the basis of his analysis Dr. Hieronymous concludes that the Proposed Merger will result in changes to market concentration that fall well within the acceptable levels set out in the Merger Policy Statement and thus will have a de minimus effect on competition in any of the relevant markets.

                i.  Total Capacity.

     Total Capacity, which reflects installed capacity less firm purchases and sales, is used by the Commission as a proxy for energy and shorter-term capacity supply. With regard to the Total Capacity measure, Dr. Hieronymus performs a traditional "hub and spoke" analysis, including for each destination market all of the first tier interconnections. He examines each of the markets in which both Applicants' generation (existing or planned) is first tier to the hub. They include the Illinois Power, AEP, ComEd and LG&E markets. These are the only markets that could possibly evidence an impact of the Proposed Merger on the Total Capacity measure. Dr. Hieronymus' analysis demonstrates that the impact of the Proposed Merger on Total Capacity is de minimus; the increase in HHI attributable to the Proposed Merger is 5 points or less.

                ii.  Uncommitted Capacity.

        Uncommitted Capacity, which reflects total resources less peak load and an allowance for reserves, is used by the Commission as a proxy for the short-term capacity product. With regard to the Uncommitted Capacity measure, Dr. Hieronymus estimates the amount of generation that is available in the relevant first-tier markets above the amount committed to native load and other firm obligations and reserve margin requirements. He notes that measurement of Uncommitted Capacity is becoming increasingly difficult, given ongoing restructuring and asset divestiture, including such restructuring now underway in Illinois. For example, the Illinois Restructuring Law will allow customers with a demand greater than 4 MW at a single site to select their electricity provider beginning in October of 1999, and will provide retail choice to all non-residential customers by the end of 2000. Further, ComEd has divested its fossil-fired generation assets, and various new entrants have announced plans to construct and operate new generation within the relevant geographic market.

        The Commission has also recognized the difficulty of measuring Uncommitted Capacity in markets -- such as Illinois -- that are implementing retail access. In EME Homer City Generation, L.P., 86 FERC(P)61,016(1999), the Commission explained:

        [R]etail access programs...are premised on the release of native load obligations and the concomitant release of capacity from committed to uncommitted. As retail access becomes a reality, any capacity currently committed to serve the released retail loads will become uncommitted as soon as the customer decides to switch. While Homer City has attempted to prepare an uncommitted capacity analysis based on a number of possible retail access scenarios, it is too uncertain and we do not rely on it.

Id. at 61,039. In such circumstances, the Commission has relied on other measures of potential market power as providing "more relevant information about generation dominance." See Wisvest-Connecticut, L.L.C., 86 FERC(P)61,133, at 61,464(1999)(relying upon installed capacity measure to support finding that applicant for market rate authority lacked generation dominance; uncommitted capacity analysis not relied upon because it was considered "too uncertain"); EME Homer City, 86 FERC at 61,039(relying upon installed capacity measure to conclude that applicant met market power standard for approval of market based rates).

        Notwithstanding these uncertainties, Dr. Hieronymus conducts the analysis for the same market hubs as in his Total Capacity analysis and finds that the Proposed Merger has an acceptably small impact on market concentration. In the moderately concentrated ComEd market, the increase in HHI is 71 points, well below the Merger Policy Statement's threshold. Similarly, for the Illinois Power, AEP and LG&E Energy markets, the increase in HHI attributable to the Proposed Merger for the Uncommitted Capacity product measure ranges from 0 to 33 points, again well below the level raising competitive concerns. Moreover, these levels, which reflect the markets for 2000, are projected to decline as the market becomes less concentrated as new mer-chant capacity is built in the relevant markets, even before taking into consideration further generation divestiture for incumbent utilities.

                  iii.  Economic Capacity.

        Economic Capacity is a measure of the non-firm energy market that only considers those suppliers that could deliver energy to a relevant market, after paying all transmission and ancillary services costs, at a price close to the competitive price in the relevant market. With regard to the Economic Capacity product measure, Dr. Hieronymus examines each of the relevant destination markets at different time periods and assuming different market prices. The time periods of particular relevance for his analysis are relatively high-priced time periods given that Dynegy's existing and planned generation within the relevant markets consists of gas-fired peakers. Dr. Hieronymus determines that for the Illinois Power destination market, which is moderately concentrated, the change in HHI resulting from the merger is 33 points. In the LG&E market which is highly concentrated, the HHI change resulting from the merger is 21 points. In the other destination markets analyzed (CINergy, ComEd, Duke, TVA and AEP), which are moderately to highly concentrated, the change in HHI resulting from the Proposed Merger is never more that 5 points. These results are well below the competitive screen levels set out in the Merger Policy Statement.

                  iv.  Available Economic Capacity.

        Available Economic Capacity, which is defined as Economic Capacity less the capacity needed to serve native load, calculates the amount of Economic Capacity a supplier may actually sell into a market. With regard to the Available Economic Capacity measure, the results of Dr. Hieronymus' analysis are quite similar to the Economic Capacity results: in no instance does the Proposed Merger result in an increase in market concentration that exceeds the Appendix A screens. Dr. Hieronymus examines each of the seven relevant destination markets and concludes that for Available Economic Capacity the change in HHI resulting from the Proposed Merger does not exceed 58 points in any market.

        Thus, Dr. Hieronymus concludes that the combination of Applicants' generation assets does not significantly affect the concentration in any relevant market and that there are no horizontal market power concerns presented by the Proposed Merger.

            b. Transmission market power.

        The Proposed Merger presents no opportunity for the Applicants to create or enhance transmission market power. Dynegy owns no electric transmission facilities other than those incident to its generation facilities and the proposed merger therefore cannot lead to increased control of transmission assets. See, e.g., PG&E/Valero at 61,131; Duke/PanEnergy, at 62,038.

        Further, the transmission assets owned by Illinois Power are subject to a Commission-approved open-access tariff such that customers have non-discriminatory access to Illinois Power's transmission system. The Commission has routinely held that such access mitigates any potential exercise of market power. See, e.g., PG&E/Valero at 61,131. Illinois Power's membership in the Midwest ISO further mitigates any potential exercise of transmission market power because the ISO will control Illinois Power's transmission facilities and will provide open access to those facilities on a non-discriminatory basis. Midwest Independent Transmission System Operator, Inc. 84 FERC (P)61,231, 62,161-62, order on reh'g, 85 FERC (P)61,372 (1998).

        2. The Proposed Merger Presents No Vertical Market Power Concerns.

        In reviewing proposed mergers, the Commission has expressed concerns with respect to vertical market power only as between the natural gas and electric power markets. For a vertical merger to adversely affect electric competition, it must provide the merged firm with the ability and the incentive to restrict, or to raise the price of, delivered gas to generating facilities that compete in the same markets as generation that is owned or controlled by the merged firm. See, e.g., Duke/PanEnergy, 79 FERC at 62,038-39. In this case, the Proposed Merger involves the combination of an owner of natural gas gathering, processing and transportation facilities with an owner of electric generation facilities. As detailed below and in Dr. Hieronymus' testimony, the Proposed Merger will not enable the merged entity to engage in any type of anticompetitive behavior, and therefore raises no concerns regarding vertical market power.

        In his analysis, Dr. Hieronymus describes the relevant upstream markets as: (a) control over gas resources; (b) transportation of these resources from the producing areas to interstate pipelines serving the market area; and (c) the delivery of these gas supplies to gas-fired electric generating facilities. The relevant downstream product market is wholesale electric energy. With regard to the geographic markets, Dr. Hieronymus describes the upstream market as the natural gas producing region located in Texas, Louisiana, the Gulf of Mexico and other adjoining locations. The downstream geographic markets are those in which Illinova's and Dynegy's electric generation are most likely to compete.

        Dr. Hieronymus concludes that Dynegy's ownership and control of upstream natural gas supplies and transportation facilities cannot be used to enable the combined company to deny competitors access to upstream inputs or to raise the cost of access to such inputs. With regard to the market for natural gas, the Commission has determined that the upstream wellhead market is workably competitive. Similarly, with regard to natural gas transmission markets, there is a large number of interstate pipeline systems serving the Midwestern markets where Illinova's and Dynegy's generation is or will be located. As Dr. Hieronymus explains, given Dynegy's limited natural gas transportation system, it is very unlikely that it could use its facilities to raise prices or restrict access in upstream markets to disadvantage potential competitors of the merged company in downstream electric markets. Indeed, given the competitive market for natural gas gathering and processing services, any attempt by Dynegy to withhold or increase the costs of gas supplies to be delivered into downstream markets would be thwarted by competitors eager to serve that same market. See, e.g., Duke/PanEnergy at 62,039. Further, Dynegy cannot use its control of the upstream natural gas supply or transportation markets to favor Illinova's generation because a large portion of such generation facilities is coal-fired.

        As a result, Dr. Hieronymus concludes that the Proposed Merger raises no vertical market power concerns.

     B. The Proposed Merger Will Have No Adverse Impact on Rates.

        Under the Merger Policy Statement, the Commission must determine that the merging utilities' wholesale sales and transmission customers will be protected from adverse rate impacts attributable to the merger. Merger Policy Statement at 30,123. In this case, no such adverse effects will result from the Proposed Merger.

        1.  Effect on Wholesale Sales Rates.

        The Proposed Merger will have no adverse effect on wholesale sales rates. All wholesale sales service provided by Dynegy's public utility subsidiaries and all wholesale sales services provided by Illinova's public utility subsidiaries (other than those specifically addressed below) consists of sales at negotiated rates made pursuant to Commission-approved market-rate tariffs, which rates will not be adversely affected by the Proposed Merger. See, e.g., Destec/NGC at 62,574-75; Enron Corp., et al., 78 FERC (P)61,179 at 61,737
(1997). Further, rates for wholesale sales made by Applicants through affiliates that own qualifying facilities under PURPA will not be adversely affected by the Proposed Merger because the Applicants have no ability to amend the rate terms of the governing contracts to reflect merger-related costs.

        In particular, there will be no adverse impacts from the Proposed Merger on Illinois Power's wholesale sales customers. Illinois Power currently does not provide traditional requirements service to any wholesale customers, and has no active wholesale rate schedules that contain wholesale fuel adjustment clauses. Illinois Power serves all of its municipal and cooperative wholesale power customers under its market-rate power sales tariff/25/ with the exception of one wholesale municipal customer that takes service under a pre-Order No. 888, bundled, interchange contract. That contract is the 1994 Coordination and Interchange Agreement ("CIA") between Illinois Power and the Illinois Municipal Electric Agency ("IMEA")./26/ Total sales under this contract in 1998 were $111,957. The CIA is not a requirements contract. Indeed, under the CIA, as revised in 1994, IMEA discontinued partial requirements service from Illinois Power. Under the CIA, the rates for various services provided to IMEA are specified in the agreement. Illinois Power herein commits to hold IMEA harmless by agreeing not to seek to pass merger-related costs through the CIA./27/

        It should be noted that on Illinois Power's FERC Form 1 for 1998 Illinois Power reported that it made certain sales to Ameren Corporation (an investor-owned utility) under Illinois Power's Rate Schedule FERC No. 88. Illinois Power reported these sales as "RQ," i.e.,

-------------------
/25/ Illinois Power Company, 73 FERC (P)61,371 (1995) (accepting market-based power sales tariff for filing in Docket No. ER96-185-000, designated as FERC Electric Tariff, Original Volume No. 7 (Original Sheet Nos. 1 through 11)).

/26/ The CIA with IMEA was accepted in Docket Nos. ER92-809-000, et al. pursuant to a settlement. Illinois Power Company, 62 FERC (P)61,147 (1993), order approving settlement, 66 FERC (P)61,364 (1994). In accordance with the terms of the February 4, 1999 settlement in Docket No. EL99-2-000, Illinois Power has the authority to terminate the CIA after January 1, 2000, subject to Commission approval, if certain conditions are met. If the CIA is terminated, IMEA will be served under Illinois Power's Open Access Transmission Tariff.

/27/ Counsel for Applicants has spoken with IMEA's counsel concerning this hold-harmless commitment.

"requirements service." (See FERC Form 1 page 310). Total sales for 1998 for this service amounted to $49,348. Illinois Power identified sales under Rate Schedule FERC No. 88 as "RQ" because these sales technically fall within the Form 1 definition of "requirements service." However, Rate Schedule FERC No. 88 is not a traditional requirements contract; instead it is a so-called "boundary line agreement" between two, neighboring investor-owned utilities. Under the agreement, Illinois Power and Ameren Corporation serve certain of one another's customers that are geographically located in certain areas such that it is most economic for Illinois Power to serve Ameren Corporation customers through line extensions, and vice versa. Pursuant to the boundary line agreement, energy delivered under the agreement is billed at 110% of the average price per kWh paid by certain third parties pursuant to separate wholesale transactions with Ameren, which prevents the pass-through of merger-related costs./28/ Nonetheless, Illinois Power herein commits to hold Ameren harmless by agreeing not to seek to pass through merger-related costs through this agreement.

        Finally, Illinois Power has investigated all of its existing wholesale rate schedules as reported on the Commission's Rates and Tariffs Indexing System ("RATIS"). Illinois Power notes that RATIS identifies the following superseded rate schedules as providing for requirements services, or as containing fuel adjustment clauses:

-------------
/28/   Paragraph 4 of the February 5, 1982  Boundary Line Agreement between
Illinois Power and Union Electric Company, Ameren's predecessor in interest, states:

                Energy delivered under this Agreement will be billed at 110% of the average cost per kilowatthour of the average price paid per kilowatthour, by Arkansas Power & Light Company and the City of Farmington, Missouri in each respective wholesale agreement with [Union Electric Company] for the billing period. Ten percent of said average cost per kilowatthour is to compensate for transmission losses and administrative costs.

--------------------------------------------------------------------------------
RATE SCHEDULE          CUSTOMER                                    EFFECTIVE
NO.                                                                DATE
--------------------------------------------------------------------------------
52                     Clinton County Electric Cooperative         1/1/1973
--------------------------------------------------------------------------------
53                     Corn Belt Electric Cooperative              1/1/1973
--------------------------------------------------------------------------------
54                     Farmers Mutual Electric                     1/1/1973
--------------------------------------------------------------------------------
55                     Central Illinois Public Service             1/1/1973
                       Union Electric
                       Illinois Valley Electric Cooperative
--------------------------------------------------------------------------------
56                     McDonough Power Cooperative                 1/1/1973
--------------------------------------------------------------------------------
57                     Monroe County Electric Cooperative          1/1/1973
--------------------------------------------------------------------------------
58                     Southwestern Electric Cooperative           1/1/1973
--------------------------------------------------------------------------------
59                     Tri-County Electric Cooperative             1/1/1973
--------------------------------------------------------------------------------
92                     Western Illinois Power Cooperative          5/24/1983
--------------------------------------------------------------------------------
102                    Carlyle, Ill./Farmer City, Ill.             1/1/1984
--------------------------------------------------------------------------------
115                    Mt. Carmel                                  10/1/1986
--------------------------------------------------------------------------------
Tariff No. 1 Rev. 1    Cedar Point Light & Water                   3/1/1984
  Svc. Agreement No. 4                                             11/15/1981
--------------------------------------------------------------------------------

        Each of these rate schedules has been superseded and, accordingly, on June 16, 1999, Illinois Power filed notices of termination of these rate schedules in Docket No. ER99-3276-000. In the case of the municipal customers (Carlyle, Farmer City), such customers are currently served by IMEA and are no longer directly served by Illinois Power. In the case of the distribution cooperatives listed above, such cooperatives are now served either by Soyland Power Cooperative, Inc. (a generation and transmission cooperative), or other power sellers (or by Illinois Power pursuant to its wholesale market-rate tariff). In the case of Mt. Carmel, a small investor-owned utility, that customer is now served by a wholesale power seller other than Illinois Power. Cedar Point Light and Water, a small, family-owned system, was purchased by Illinois Power in the late 1980s.

        2. Effect on Wholesale Transmission Rates.

        The proposed merger transaction will have no adverse effect on Illinois Power's wholesale transmission rates./29/ The Commission has previously held that Illinois Power had adequately mitigated any transmission market power that it may possess by filing an open access transmission tariff. See Illinois Power, 73 FERC at 62,161. In addition, the Order No. 888 compliance tariff filed by Illinois Power in Docket No. OA96-66-000 has been approved and accepted by the Commission. Atlantic City Electric Company, et al., 77 FERC (P)61,144
(1996)(order approving non-rate terms and conditions); Allegheny Power System, Inc. et al., 80 FERC (P)61,143 (1997)(order on compliance tariff rates).

        Furthermore, Illinois Power is a participant in the Midwest ISO./30/ See Midwest Independent Transmission System Operator, Inc., 84 FERC (P)61,231 at 62,138 n.2 (1998). On January 15, 1998, the Midwest ISO Participants filed an application in Docket No. ER98-1438-000, asking the Commission for authority to transfer operational control over their jurisdictional transmission facilities to the Midwest ISO. At the same time, the Participants requested Commission approval of a single, system-wide transmission tariff. On September 16, 1998, the Commission issued an order in Docket Nos. ER98-1438-000 and EC98-24-000, approving the transfer of operational control, accepting the tariff for filing, suspending it for a nominal period and setting certain features of it for hearing. Midwest Independent Transmission System Operator, 84 FERC (P)61,231
(1998).

-------------
/29/    Dynegy, which does not own any transmission facilities other than those incident to its generation facilities, does not provide wholesale transmission service.

/30/    Under the Illinois Restructuring Law, Illinois Power is required to be a member of a regional ISO or to participate in an Illinois ISO. Accordingly, approval of the Proposed Merger will not affect Illinois Power's membership in the Midwest ISO or in any regional transmission organization that may succeed it.

        Thus, Illinois Power's jurisdictional transmission rates will be subject to review by the Commission in the above-referenced proceedings or in future proceedings involving transmission rate filings by Illinois Power. Further, to ensure that Illinois Power's transmission rates do not recover merger-related costs, the Applicants hereby commit that Illinois Power will hold its wholesale transmission customers harmless from any adverse rate effects resulting from the Proposed Merger and will not seek to pass through any merger-related costs in its jurisdictional transmission rates for a period of five years commencing on the Closing Date of the Proposed Merger. This commitment satisfies fully the ratepayer protection requirements set forth in the Merger Policy Statement. See, e.g., Duke/PanEnergy at 62,039-40.

        C.  The Proposed Merger Will Have No Adverse Effect on Regulation.

        Under the Merger Policy Statement, the Commission requires parties to evaluate the effect on regulation of a merger or other proposed transaction, both at the federal level and state level. Merger Policy Statement at 30,124-25. In particular, the Commission has indicated that it may set a Section 203 application for hearing if: (1) the merged entity would be part of a registered holding company and the applicants do not commit to abide by the Commission's policies on the pricing of non-power goods and services between affiliates; or
(2) the affected state commissions do not have authority to act on the transactions. Id. Neither of these concerns are raised by this Application.

        Upon consummation of the Proposed Merger, Illinois Power will continue to function as it does today. Specifically, with respect to its sale of electric energy at wholesale and the provision of transmission service in interstate commerce, Illinois Power will continue to be subject to the jurisdiction of this Commission under Part II of the Federal Power Act. In addition, the Pro-posed Merger will not result in the creation of a registered holding company./31/ Newco will be formed as an Illinois corporation and will obtain an exemption from registration as a public utility holding company under Section 3(a)(1) of PUHCA./32/ Because the merger will not result in the formation of a registered holding company and the Commission's jurisdiction over Illinois Power will be unaffected, no Ohio Power/33/ concerns are raised by this transaction and further inquiry into this issue is unwarranted. See PG&E/Valero at 61,138; Enova/Pacific at 62,567.

        As regards "affected State commissions," it is evident from the context of the Commission's discussion in the Merger Policy Statement that the Commission was concerned about the possible absence of state jurisdiction over the merger of traditional, vertically integrated utilities having captive retail and wholesale customers. See Merger Policy Statement at 30,124-25. In the instant case, the Proposed Merger does not involve the merger of two vertically integrated utilities, and in any case there will be no gap in the state regulation over this transaction or over the merged entity on a going forward basis. Upon consummation of the Proposed Merger, Illinois Power will continue to be subject to the jurisdiction of the ICC with respect to the retail rates charged by Illinois Power either as a provider of electricity, as a provider of electric delivery services for unbundled retail electricity sales, and or as a provider of natural gas sales and distribution service.

VI.  MERGER ACCOUNTING.

        Because the Proposed Merger will take place at the holding company level, Illinova and Dynegy will become wholly-owned subsidiaries of Newco and will continue to own all of their

-----------------------
/31/    Chevron, as a minority owner of more than 10 percent of Newco, will seek an exemption from registration under PUHCA.

/32/    At a point in time subsequent to the Proposed Merger, the Applicants anticipate that Illinova's corporate existence will be extinguished and Illinois Power will become a direct, wholly-owned subsidiary of Newco.

/33/    See Ohio Power Co. v. FERC. 954 F.2d 779 (D.C. Cir.), cert. denied, 498
U.S. 73 (1992).

pre-acquisition assets and be liable for all of their liabilities. As a result, the Proposed Merger will have no effect on Illinois Power's account balances and financial statements, which will continue to be maintained in accordance with the Commission's Uniform System of Accounts. In such cases,the Commission does not require a more detailed description of the accounting treatment associated with a merger and will waive the applicable reporting requirements. See, e.g., CILCO/AES, slip op. at 15-16. Applicants respectfully request waiver of any requirement to provide more detailed accounting entries concerning the Proposed Merger.

VII.  REQUEST FOR EXPEDITION.

        The Proposed Merger is scheduled to close by the end of the first quarter of 2000. In order to permit reasonable time for closing documentation, the Applicants respectively request that the Commission approve this Application expeditiously and without condition, modification or a trial-type hearing, by the end of 1999.

        The Commission should expedite its action in the case for the following reasons. First, the Proposed Merger will enhance competition in the Nation's wholesale energy services markets. By building on the respective strengths of Dynegy and Illinova, the Proposed Merger will produce a diversified energy services company well positioned to respond to market forces in the rapidly evolving national markets for electricity, natural gas and comprehensive energy services. Second, the Proposed Merger will benefit both consumers and shareholders of the merged company by improving the reliability of Applicants' services, by enhancing efficiencies and revenue opportunities and by optimizing the value of the merged company's assets and expertise. Third, this transaction is substantially similar to other merger transactions previously approved by the Commission on an expeditious basis and without a trial-type hearing. See e.g., CILCO/AES; MidAmerican; PG&E/Valero. In sum, the Proposed Merger is in the public interest and further fa-cilitates the increasing efforts to restructure and bring competition to the Nation's electric utility industry.


VIII.  EXHIBITS REQUIRED PURSUANT TO 18 C.F.R. (S)33.3.

        Applicants hereby submit the required Exhibits (or specific requests for waiver of those requirements) in accordance with Section 33.3 of the Commission's regulations.

IX.  CONCLUSION.

        WHEREFORE, for the foregoing reasons, the Applicants respectfully urge the Commission to approve this Application on an expedited basis and without modification, condition, or trial-type hearing.


                                             Respectfully submitted,


/s/ Merrill L. Kramer, P.C.                  /s/ James C. Beh
-----------------------------------------    --------------------------------
Merrill L. Kramer, P.C.                      James C. Beh
Carrie Hill Allen                            Clifford S. Sikora
Akin, Gump, Strauss, Hauer & Feld, LLP       R. Michael Sweeney, Jr.
1333 New Hampshire Avenue, N.W.              Troutman Sanders, LLP
Suite 400                                    1300 I Street, N.W.
Washington, D.C. 20036                       Suite 500 East
(202) 887-4444                               Washington, D.C. 20005-3314
                                             (202) 274-2950
Kenneth E. Randolph
Senior Vice President
  General Counsel and Secretary              William B. Conway, Jr.
Kathryn L. Patton                            Senior Vice President and Chief
Daniel A. King                                 Legal Officer
Dynegy Inc.                                  Illinova Corporation
1000 Louisiana                               500 S. 27/th/ Street
Suite 5800                                   Mail Stop B25
Houston, Texas 77002                         Decatur, Illinois 62525-1805
(713) 507-6816                               (217) 424-6600

Attorneys for Dynegy Inc.                    Attorneys for Illinova Corporation

Dated: July 23, 1999
Washington, D.C.

                                 VERIFICATIONS

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

                                       )
Illinova Corporation                   )               Docket No. EC99-   -000
Dynegy Inc.                            )
                                       )

                                 VERIFICATION

        James C. Beh, being first duly sworn, deposes and states: That he is a representative legally authorized to bind Illinova Corporation; that he has read the attached Joint Application of Illinova Corporation and Dynegy Inc. for Approval of Merger and Request for Expedited Consideration; that he knows the contents thereof; and that the statements therein pertaining to Illinova Corporation are true and correct to the best of his knowledge, information, and belief.


                                                /s/ James C. Beh
                                                -----------------------------
                                                James C. Beh

        subscribed and sworn before me this 22nd day of July, 1999.

                                                /s/ Kathleen Ventre
                                                -----------------------------
                                                Notary Public

                                                My Commission expires:

                                                Kathleen Ventre
                                                Notary Public District of
                                                  Columbia
                                                My Commission Expires: 10/31/02

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION


                                       )
Illinova Corporation                   )                 Docket No. EC99-   -000
Dynegy Inc.                            )
                                       )

                                 VERIFICATION
                                 ------------

        Kenneth E. Randolph, being first duly sworn, deposes and states: That he is Senior Vice President, General Counsel and Secretary of Dynegy Inc.; that he has read the attached Joint Application of Illinova Corporation and Dynegy Inc. for Approval of Merger and Request for Expedited Consideration; that he knows the contents thereof; and that the statements therein pertaining to Dynegy Inc. are true and correct to the best of his knowledge, information, and belief.



                                            /s/ KENNETH E. RANDOLPH
                                            -----------------------
                                            Kenneth E. Randolph

        subscribed and sworn before me this 14th day of July 1999.


In the District of                          /s/ KAREN J. CATRELL
    Columbia                                -----------------------
                                            Notary Public

                                            My Commission expires: 8/31/03

                               NOTICE OF FILING

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION


                                       )
Illinova Corporation                   )                 Docket No. EC99-   -000
Dynegy Inc.                            )
                                       )

                               NOTICE OF FILING

        Take notice that on July 23, 1999, Illinova Corporation (Illinova) and Dynegy Inc. (Dynegy), tendered for filing with the Federal Energy Regulatory Commission (Commission) pursuant to Section 203 of the Federal Power Act, 16 U.S.C. (S)824b (1994 & Supp. 1998) and Part 33 of the Commission's Regulations, 18 C.F.R (SS)33.1, et seq. (1999), a Joint Application for Approval of Merger and Request for Expedited Consideration.

        Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's rules of Practice and Procedure (18 CFR 385.211 and 385.214). All such motions and protests should be filed on or before ___________, 1999. Protests will be considered by the Commission to determine the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                            David P. Boergers
                                            Secretary